Exhibit 99.2

FORM OF INSTRUCTIONS FOR USE OF MACKINAC FINANCIAL CORPORATION

SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE CORPORATION OR

YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering by Mackinac Financial Corporation (“we”, “us”, “our” or the “Corporation”) to the holders of record of our common shares, as described further in the accompanying prospectus dated [    •    ], 2012. Holders of record of our common shares at 5:00 p.m., Eastern Time, on April 6, 2012 (the “Record Date”), are receiving, at no charge, non-transferable subscription rights to subscribe for and purchase our common shares. In the rights offering, we are offering up to an aggregate of 1,217,391 of our common shares to be issued upon the exercise of your subscription rights. Each shareholder will receive approximately three hundred fifty-six thousandths (0.356) of a subscription right for each common share that the shareholder owned on the Record Date. Subscription rights may only be exercised in whole numbers; we will not issue fractional shares and will round all of the subscription rights down to the nearest whole number. The subscription rights will be evidenced by subscription rights certificates.

The subscription rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [    •    ], 2012, unless the expiration date is extended. For each whole subscription right that you own, you will have a basic subscription privilege to buy from us one (1) common share at a Subscription Price of $5.75 per share (the “Basic Subscription Privilege”). For example, if you owned one thousand (1,000) common shares as of 5:00 p.m., Eastern Time, on the Record Date, you would receive three hundred fifty-six (356) whole subscription rights and would have the right to purchase three hundred fifty-six (356) common shares for $5.75 per share with your Basic Subscription Privilege.

In addition, if you exercise all of the subscription rights distributed to you pursuant to the Basic Subscription Privilege, you will also have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their Basic Subscription Privilege at the same Subscription Price per share that applies to the Basic Subscription Privilege (the “Over-Subscription Privilege”). We will be able to satisfy your exercise of the Over-Subscription Privilege only if other shareholders do not elect to purchase all of the shares offered under their Basic Subscription Privilege. We will satisfy over-subscription requests to the extent sufficient shares are available following the exercise of rights under the Basic Subscription Privilege, provided that we reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests. If the over-subscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing shareholder purchased under the Basic Subscription Privilege. Any excess subscription payments received by Registrar and Transfer Company (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable.

The subscription rights are evidenced by subscription rights certificates registered in the names of the holders of record of our common shares for which the subscription rights are being distributed. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Capital Market or on any other stock exchange or trading market or any over-the-counter or bulletin board market.

You must properly complete the subscription rights certificate and deliver it, along with the full Subscription Price (including any amounts in respect of your Over-Subscription Privilege), to the Subscription Agent before 5:00 p.m., Eastern Time, on [    •    ], 2012. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

You must timely pay the full Subscription Price for the full number of common shares you wish to acquire under the Basic Subscription Privilege and any over-subscription request by delivering to the Subscription Agent a certified check or a personal check that clears before the expiration date of the rights offering. If you wish to use any other form of payment, then you must obtain the prior approval of the Subscription Agent and make arrangements in advance with the Subscription Agent for the delivery of such payment.

If you send a payment that is insufficient to purchase the number of shares you requested or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

THE SUBSCRIPTION RIGHTS CERTIFICATE AND FULL PAYMENT OF THE TOTAL SUBSCRIPTION AMOUNT FOR ALL COMMON SHARES SUBSCRIBED FOR UNDER THE BASIC SUBSCRIPTION PRIVILEGE AND ANY ADDITIONAL COMMON SHARES SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE

SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE ANY SUBSCRIPTION RIGHT HAS BEEN EXERCISED, SUCH EXERCISE MAY NOT BE CANCELLED, REVOKED OR OTHERWISE AMENDED. SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE, WILL EXPIRE.

1.                                      Method of Exercising Subscription Rights

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent prior to the expiration of the rights offering. If you are a beneficial owner of our common shares that are registered in the name of a broker, custodian bank or other nominee or if you hold our common share certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payments on your behalf prior to 5:00 p.m., Eastern Time, on [    •    ], 2012, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m., Eastern Time, on [    •    ], 2012.

Your payment of the Subscription Price must be made in U.S. dollars for the full number of common shares you wish to acquire under the Basic Subscription Privilege and the Over-Subscription Privilege. The subscription agent will hold funds received in payment for our common shares in a segregated account pending completion of the rights offering. We will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalties, as soon as practicable.

Your payment must be delivered by uncertified check, payable to “Registrar and Transfer Company (acting as subscription agent for Mackinac Financial Corporation)”, or certified check drawn up on a U.S. bank and payable to “Mackinac Financial Corporation”. Your payment will be considered received by the subscription agent only upon clearance of any uncertified personal check deposited by the subscription agent or receipt by the subscription agent of any certified check drawn upon a U.S. bank. If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five (5) or more business days. Accordingly, if you wish to pay the Subscription Price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration date. Because uncertified personal checks may take at least five (5) or more business days to clear, we urge you to pay or arrange for payment by means of certified check to avoid missing the opportunity to exercise your subscription rights, should you decide to exercise your subscription rights.

All subscription rights certificates, payments of Subscription Price and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to Registrar and Transfer Company, the subscription agent, as follows:

By Hand or Overnight Courier
(Until 5:00 p.m. Eastern Time on
By First Class Mail:	the expiration date of the rights offering):

Registrar and Transfer Company	Registrar and Transfer Company
P.O. Box 645	10 Commerce Drive
Cranford, NJ 07016	Cranford, NJ 07016
Attn: Reorg/Exchange Dept.	Attn: Reorg/Exchange Dept.

If you deliver subscription documents, subscription rights certificates or notices of guaranteed delivery in a manner different than that described above, we may not honor the exercise of your subscription privileges.

You should direct any questions, requests for assistance concerning the method of subscribing for the common shares or requests for additional copies of relevant documents to our Executive Vice President/Chief Financial Officer, Ernie R. Krueger, at: Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, (906) 341-7158.

If you do not indicate the number of subscription rights being exercised or do not forward full payment of the total Subscription Price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate Subscription Price payment you delivered to the subscription agent. If your aggregate Subscription Price payment is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of our common shares with your over-payment. If we do not apply your full Subscription Price payment to your purchase of our common shares, the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

If you are a broker, custodian bank or other nominee holder that holds our common shares for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold our common shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common shares on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

If you are a beneficial owner of our common shares or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common shares directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or other nominee or if you receive it without sufficient time to respond.

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor the Corporation shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment has been received by the subscription agent. Our interpretation of the terms and conditions of the rights offering will be final and binding.

2.                                      Issuance of Common Shares

The following deliveries and payments will be made to the address shown on the face of your subscription rights certificate, unless you provide instructions to the contrary in your subscription rights certificate.

(a)  Basic Subscription Privilege. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its Basic Subscription Privilege the common shares purchased pursuant to the Basic Subscription Privilege.

(b)  Over-Subscription Privilege. As soon as practicable after the expiration of the rights offering and following the completion of any prorations that may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its Over-Subscription Privilege, the common shares purchased pursuant to the Over-Subscription Privilege.

(c)  Excess Subscription Payments. As soon as practicable after the expiration of the rights offering and after the completion of any prorations that may be necessary, any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

3.             Execution

(a)  Execution by Registered Holder. The signature on the subscription rights certificate must correspond with the name of the registered holder exactly as it appears on the face of the subscription rights certificate, without any alteration or change whatsoever.

Persons who sign the subscription rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(b)  Execution by Person Other than Registered Holder. If the subscription rights certificate is executed by a person other than the holder named on the face of the subscription rights certificate, proper evidence of authority of the person executing the subscription rights certificate must accompany the same, unless, for good cause, the subscription agent dispenses with proof of authority.

4.                                      Method of Delivery

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering. Because uncertified personal checks may take at least five (5) or more business days to clear, we urge you to pay or arrange for payment by means of certified check, payable to Mackinac Financial Corporation, to avoid missing the opportunity to exercise your subscription rights, should you decide to exercise your subscription rights.